EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Theresa M. Wasko, Treasurer & CFO
Telephone Number:	610-965-5959
E-mail:	twasko@eastpennbank.com

EAST PENN FINANCIAL CORPORATION REPORTS A 7.8% INCREASE
IN NET INCOME FOR THE YEAR

(January 26, 2006) - EMMAUS, PA -- East Penn Financial Corporation (Nasdaq Capital Market: EPEN), parent of East Penn Bank, today announced record annual earnings of $3,503,000 for the year ended December 31, 2005. This represents an increase of $253,000, or 7.8%, over net income of $3,250,000 for the year ended December 31, 2004. Diluted earnings per share for the 12 months of 2005 were $0.55 per share, an increase of 7.8% over diluted earnings per share of $0.51 per share for the same period in 2004. These results produced a return on average assets of 0.92% and a return on average equity of 15.86% for the 2005 year-end.

Net income for the fourth quarter of 2005 declined 4.7% to $818,000 from $858,000 for the fourth quarter of 2004. Diluted earnings per share declined to $0.13 per share for the fourth quarter of 2005 from $0.14 per share for the same period in 2004. The decline in net income for the fourth quarter was primarily attributable to the costs associated with the opening of an eighth branch location on Route 512 in Hanover Township in Bethlehem, Pennsylvania.

The increase in total net income for 2005 was the result of increases in net interest income and other income. During 2005, the Company proactively managed its cost of funds to minimize compression of its net interest margin, which increased to 3.80%, on a fully tax-equivalent basis, at December 31, 2005 from 3.79% at December 31, 2004. During the year, other income increased $381,000, or 17.9% over 2004 as a result of increased fees and commissions associated with growth and new products and a net gain on the sale of investment securities. While 2005 operating expenses increased $1,252,000, or 13.8%, over 2004 expenses, the increase was attributable to costs associated with growth in core business volume and occupancy expenses related to the renovation and full utilization of a new administrative building and the opening of a new branch. Finally, the consistent high credit quality of loans during 2005 allowed the Company to reduce its provision for loan losses by 15.7% as compared with the prior year. All of these factors together contributed to the Company’s increased level of net income.

The successful execution of core-banking activities supported the Company’s asset growth of 12.5% as the Company announced solid growth in both net income and earnings per share throughout all of 2005. At December 31, 2005, the Company’s assets grew to $404,229,000 from $359,414,000 at December 31, 2004. The year was highlighted by loan growth, which increased 21.9% to $293,387,000 at December 31, 2005 from $240,669,000 at December 31, 2004. During 2005 total deposits rose to $324,306,000, or 8.7%, from $298,265,000 as of the 2004 year-end. Asset quality continued to remain strong during 2005, with the percentage of non-performing assets to total assets improving to 0.16%, as compared with 0.30% for the 2004 year-end. Net charge-offs as a percentage of average loans slightly increased to 0.07% in 2005 from 0.03% for 2004. Because of the continued strength of the Company’s asset quality, the reduced provision expense resulted in an allowance for loan losses of 1.05% as a percentage of total loans for the 2005 year-end as compared with 1.18% for the 2004 year-end.

Brent L. Peters, President and Chief Executive Officer stated, “2005 was filled with many successes for East Penn. We were able to surpass last year’s net interest margin despite the flatness in the yield curve. We experienced robust growth in our loan portfolio, while maintaining strong asset quality. We saw nice deposit growth at a time when competition for deposits was very aggressive. The Company stayed true to its principles in the way it generated new business and increased loan volume, and it did not get caught up in chasing deposits at any cost. Our strong financial performance was achieved even as we experienced increased occupancy expenses associated with our new administrative building and the opening of a branch location in a new market area for the Company. We truly believe that our strategy of providing superior customer service is the backbone of our growth and overall success”.

East Penn Financial Corporation is a locally owned and managed bank holding company headquartered in Emmaus, Pennsylvania. Its principal banking subsidiary is East Penn Bank, a community- and customer-oriented bank, incorporated in 1990, which currently operates 8 branch locations serving the Lehigh Valley. The Company recently announced the payment of the first of the two dividend payments scheduled for 2006, which will be $0.11 per share on common stock and payable February 28, 2006 to all shareholders of record as of February 3, 2006.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information
	December 31,
(in thousands, except per share data)	2005	2004
	(Unaudited)	(Audited)
Balance Sheet Data:
Total assets	$404,229	$359,414
Securities available for sale	74,175	87,609
Securities held to maturity, at cost	1,038	1,040
Mortgages held for sale	1,077	1,146
Total loans (net of unearned discount)	293,387	240,669
Allowance for loan losses	(3,072)	(2,838)
Premises and equipment, net	9,320	7,510

Non-interest bearing deposits	44,257	42,029
Interest bearing deposits	280,049	256,236
Total deposits	324,306	298,265
Federal funds purchased and securities
sold under agreements to repurchase	7,573	5,349
Other borrowings	40,000	25,000
Junior subordinated debentures	8,248	8,248
Stockholders' equity	22,841	21,667
Common shares outstanding	6,304,262	6,300,560
Book value per share	$3.62	$3.44

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands, except per share data)	2005	2004	2005	2004
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Statement of Income Data:
Total interest income	$5,421	$4,419	$20,026	$16,848
Total interest expense	2,142	1,318	7,255	5,115
Net interest income	3,279	3,101	12,771	11,733
Provision for loan losses	84	86	420	498
Net interest income after provision	3,195	3,015	12,351	11,235
Other income	731	574	2,511	2,130
Other expenses	2,897	2,465	10,345	9,093

Net income before taxes	1,029	1,124	4,517	4,272
Income tax expense	211	266	1,014	1,022

Net income	$818	$858	$3,503	$3,250

Basic earnings per share (1)	$0.13	$0.14	$0.56	$0.52
Diluted earnings per share (2)	$0.13	$0.14	$0.55	$0.51
Cash dividends per common share	$0.00	$0.00	$0.19	$0.16

	Twelve Months
	Ended December 31,
	2005	2004
	(Unaudited)	(Audited)
Selected Financial Ratios:
Annualized return on average equity	15.86%	16.07%
Annualized return on average assets	0.92%	0.93%
Net interest margin (3)	3.80%	3.79%
Efficiency ratios:
Operating expenses as a percentage of revenues (3)	68.41%	62.89%
Operating expenses as a percentage of average assets	3.15%	2.66%
Tier 1 leverage capital	7.97	8.04%
Net loans (4) as a percent of deposits	90.47%	80.69%
Average equity to average assets	5.79%	5.80%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)	1.05%	1.18%
Allowance for loan losses / Non-performing assets (5)	468.29%	262.53%
Non-accrual loans / Total loans (4)	0.21%	0.41%
Non-performing assets / Total assets	0.16%	0.30%
Net charge-offs / Average loans (4)	0.07%	0.03%

(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3) This was not calculated on a fully tax equivalent basis.
(4) The term "loans" includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.
(5) Includes non-accrual loans.